Exhibit 99

News Release
CACI International Inc - 1100 North Glebe Road - Arlington Virginia 22201

CACI Awarded $88 Million Contract to Support
U.S. Navy Ship Self Defense Systems

Company to Provide Systems Engineering for Sensors, Weapons, Combat Systems

Arlington, Va., May 26 2004 - CACI International Inc (NYSE: CAI) announced today that it has been awarded a contract worth an estimated $88 million with the U.S. Navy Expeditionary Warfare, Ship Self Defense System Division at the Naval Surface Warfare Center in Port Hueneme, California. The contract, awarded for one base year and four option years, calls for CACI personnel to provide systems engineering support for Navy ship self defense systems. The award expands CACI's systems engineering business and increases both the value and scope of the support CACI provides to the Navy.

Under the terms of the contract, CACI will support the Navy's Integrated Ship Defense (ISD) program at shore sites, land-based test facilities, shipyards, and aboard ships in port and at sea. The ISD program oversees the integration of shipboard sensors and weapon systems to form a comprehensive suite of combat systems that detect, identify, evaluate, and engage enemy forces.

CACI has supported the ISD program under other contracts for the past eight years, and is currently supporting ISD at Port Hueneme and San Diego, California; Virginia Beach and Wallops Island, Virginia; and the Washington Navy Yard in Washington, D.C. The company expects to transition to the new contract this month.

CACI was selected on the basis of its extensive experience in weapons, sensors, and combat systems engineering and integration. The company also expects to apply its legacy simulation technologies to enable the Navy to save money by simulating the performance of ISD systems before committing to development. In addition, CACI teams will provide system testing and user training for maximum effectiveness.

"CACI is helping the Navy achieve total interoperability of its suite of combat systems weapons and sensors," said Ken Johnson, CACI President of U.S. Operations. "Furthermore, CACI's testing and integration skills will assist our Navy client in developing and delivering improved weapons and combat system capabilities critical to missions around the world."

Dr. J.P. (Jack) London, CACI Chairman, President, and CEO, said, "Our contract award to support Navy ship self defense systems is another strong indicator of the growing recognition of CACI as a leading provider of systems engineering and integration for Navy programs. We all know that our Navy must be ready to protect our forces at home and abroad, and CACI is proud to support this effort with services and solutions focused on Navy needs."

CACI International Inc provides the IT and network solutions needed to prevail in today's new era of defense, intelligence, and e-government. From systems integration and managed network solutions to knowledge management, engineering, simulation, and information assurance, we deliver the IT applications and infrastructures our federal customers use to improve communications and collaboration, secure the integrity of information systems and networks, enhance data collection and analysis, and increase efficiency and mission effectiveness. Our solutions lead the transformation of defense and intelligence, assure homeland security, enhance decision-making, and help government to work smarter, faster, and more responsively. CACI, a member of the Russell 2000 and S&P SmallCap 600 indices, provides dynamic careers for approximately 9,400 employees working in over 100 offices in the U.S. and Europe. CACI is the IT provider for a networked world. Visit CACI on the web at www.caci.com.

There are statements made herein which do not address historical facts and, therefore could be interpreted to be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such statements are subject to factors that could cause actual results to differ materially from anticipated results. The factors that could cause actual results to differ materially from those anticipated include, but are not limited to, the following: regional and national economic conditions in the United States and the United Kingdom (an economic downturn in the UK is affecting CACI's UK operations), including conditions that result from terrorist activities or war; failure to achieve contract awards in connection with recompetes for present business and/or competition for new business; the risks and uncertainties associated with client interest in and purchases of new products and/or services; continued funding of U.S. Government or other public sector projects in the event of a priority need for funds, such as homeland security, the war on terrorism or rebuilding Iraq; government contract procurement (such as bid protest, small business set asides, etc.) and termination risks; the results of the appeal of CACI International Inc. ASBCA No. 53058; individual business decisions of our clients; paradigm shifts in technology; competitive factors such as pricing pressures and/or competition to hire and retain employees; material changes in laws or regulations applicable to our businesses, particularly in connection with (i) government contracts for services, (ii) outsourcing of activities that have been performed by the government, and (iii) competition for task orders under Government Wide Acquisition Contracts ("GWACs") and/or scheduled contracts with the General Services Administration; our own ability to achieve the objectives of near term or long range business plans; and other risks described in the company's Securities and Exchange Commission filings.

# # #

For investor information contact: David Dragics Vice President, Investor Relations (703) 841-7835 ddragics@caci.com	For other information contact: Jody Brown Senior Vice President, Public Relations (703) 841-7801 jbrown@caci.com